Exhibit 3.1.1

CONSOLIDATED GOLDFIELDS CORPORATION

FIRST AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pursuant to section 35-1-230 of the Montana Code Annotated (the “MCA”), the undersigned corporation adopts the following First Amendment (this “Amendment”) to Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of Consolidated Goldfields Corporation (the “Corporation”):

1.           Name. The name of the Corporation is Consolidated Goldfields Corporation.

2.           Text of Amendments.

(a)          Article I of the Articles of Incorporation is hereby amended to read in its entirety as follows:

“I. Name

The name of this Corporation is Brilliant Sands Incorporated.”

(b)          Article IV of the Articles of Incorporation is hereby amended to add new paragraph G to the end of Article IV to read in its entirety as follows:

“G.           Effective at 12:00 p.m., Mountain time, on January 12, 2015, (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and reclassified into a smaller number of shares such that each three (3) shares of issued Common Stock immediately prior to the Effective Time are reclassified into one (1) share of Common Stock (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be rounded up to the nearest whole share. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined and reclassified; provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined and reclassified.”

3.          Approval of Board of Directors. The amendments to the Articles of Incorporation set forth in this Amendment were adopted on the December 17, 2014 by the Board of Directors of the Corporation in accordance with section 35-1-227 of the MCA.

4.          Approval of Shareholders. The amendments to the Articles of Incorporation set forth in this Amendment were adopted on January 12, 2015 by the shareholders of the Corporation in accordance with section 35-1-227 of the MCA.

(a)          The number of shares of Common Stock of the Corporation issued and outstanding at the time of such adoption was 88,981,609 shares of Common Stock. The number of votes entitled to be cast by the holders of Common Stock was 88,981,609. The number of votes represented at the special meeting of shareholders of the Corporation on January 12, 2015 was 68,778,839. A proper quorum was present at the meeting.

(b)          The number of votes cast for of the amendment described in Section 2(a) above was 65,046,267, and the number of votes cast against this amendment was 3,732,447. The number of votes cast in favor of this amendment was sufficient for approval of the amendment.

(c)          The number of votes cast for of the amendment described in Section 2(b) above was 65,046,316, and the number of votes cast against this amendment was 3,732,022. The number of votes cast in favor of this amendment was sufficient for approval of the amendment.

The undersigned hereby certifies that he is an officer of the Corporation and is authorized to execute this Amendment on behalf of the Corporation.

DATED this 12 day of January, 2015.

CONSOLIDATED GOLDFIELDS CORPORATION

By:	/s/ Marc J. Andrews
Marc J. Andrews
President and CEO